Exhibit 99.1

[LOGO OF NAVIGANT]

Conference Call:	Today, April 29th, 2003 at 11:00 a.m. EDT
Dial-in number:	800-240-7305. Replay information below.
Webcast URL:	www.companyboardroom.com

CONTACT:
Robert C. Griffith	Joseph N. Jaffoni, Karin Oloffson
Chief Operating Officer/Chief Financial Officer	Jaffoni & Collins Incorporated
(303) 706-0778	(212) 835-8500 or FLYR@jcir.com

FOR IMMEDIATE RELEASE

NAVIGANT INTERNATIONAL (FLYR) REPORTS Q1 REVENUE OF $88.9 MILLION,

EBITDA OF $12.7 MILLION AND DILUTED EPS OF $0.30

- Gross Margin Increases to 46.1% -

- Adjusts Forward Guidance Based on Current Travel Slow Down -

Denver, CO; April 29, 2003 – Navigant International, Inc. (Nasdaq: FLYR), the second largest provider of corporate travel management services in the United States, today reported operating results for its first quarter ended March 30, 2003, as summarized below.

Summary Q1 ‘03 Financial Results (In millions, except per share data)
	For the Three Months Ended
	March 30, 2003	March 31, 2002	% Change
Revenues	$88.9	$93.6	(5.0)%
Gross Margin	46.1%	43.8%
EBITDA*	$12.7	$13.4	(5.2)%
Operating Margin	11.3%	11.9%
Operating Income	$10.1	$11.1	(9.7)%
Diluted EPS	$0.30	$0.31	(3.2)%

*	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. A reconciliation of the above EBITDA figures to the Company’s Gross Profit is included in the financial tables accompanying this release.

Edward S. Adams, Chairman and Chief Executive Officer, commented, “Despite the continued weakness in corporate travel, the onset of the war in Iraq, and the outbreak of SARS, Navigant delivered first quarter profits comparable to last year. We accomplished this by actively managing our operating expenses to meet lower than anticipated transaction levels. In addition to managing costs, the first quarter financial results benefited from our success in areas such as client retention, new business wins, the introduction of new value added product offerings, lowered interest expense related to our ongoing debt reduction program, and further integration efficiencies. Nevertheless, we were slightly behind our financial guidance as first quarter 2003 transactions were down approximately 6 percent compared to 2002, and below our expectation

-more-

Navigant International Reports First Quarter Results, 4/29/03	page 2

of transaction levels equal to those of last year. Based on comparisons to the early part of the quarter, it appears that the war and the SARS outbreak were primarily responsible for the decline in transactions. March transactions were 10% below our expectations and because March is historically the strongest month of our first quarter, this decrease had a disproportional impact on the period’s overall profitability.

“Early in the second quarter, fear of SARS became even more evident in the travel sector, and based on recent transaction levels, we believe this fear is now impacting transactions at a rate even greater than the war with Iraq. As a result, based on current transaction levels which are depressed both by the Iraq war and SARS, we expect second quarter transactions to be approximately 10-15% below last year. This necessitates lowering our second quarter guidance. Because we cannot predict when the impact of these two events will subside, we believe it is prudent to note that the third quarter and the fourth quarter may also be adversely impacted, and could also fall below our previous guidance. We remain optimistic that the impact of SARS and the war will be short lived. If these issues subside quickly, we believe we have a reasonable chance of meeting our previous forecasts for those quarters. We will provide supplemental guidance as soon as the situation becomes clearer and we have more visibility.”

Robert C. Griffith, Navigant’s Chief Financial Officer and Chief Operating Officer added, “Navigant’s performance this quarter reflects our strong commitment to managing our costs to the level of transactions. Consolidated gross margins of 46.1% improved over 2002 levels of 43.8% extending the positive quarterly comparisons we achieved throughout 2002. Although we are encouraged by this trend, given the fixed nature of some of our overhead, it will become more and more challenging to make further increases, especially at current transaction levels.”

“We continue to work closely with our customers to help them extract efficiencies from their travel budgets with our innovative products and services. This is especially important given the constantly changing multitude of fares and routes available, and the current volatility of the airline industry. Our clients appear to be reacting positively to all of the component offerings of our suite of products including WebFLYR, AlertFLYR and RescueFLYR. These products actively address high profile travel industry issues related to web fares, tightening airline rules for nonrefundable tickets and the customer’s ability to track both contract and employee compliance on a real-time basis. We believe the cost saving benefits of these and other products from our ‘FLYR’ technology portfolio are serving to further cement our client relationships,” added Mr. Griffith.

“During the first quarter 2003 we utilized our free cash to reduce debt by $3.5 million and with expected free cash flow now expected to approximate $15 to $20 million in 2003 we intend to continue to make further progress in lowering debt throughout the year. Reflecting debt repayments through March 30, 2003, the amount outstanding on our bank credit facility and Senior Secured Notes was reduced to approximately $163.7 million.”

Guidance

Mr. Griffith concluded, “Given recent economic and world events, we believe it prudent to revise our Q2 guidance. For the second quarter we are now expecting revenues of $83.0 million – $88.0 million, EBITDA of $11.5 million – $13.5 million and diluted EPS of $0.21—$0.31. We hope that upon the resolution of the current conditions, we will see a pick up in corporate travel, and believe there is a reasonable chance that transaction levels can rebound as early as Q3 to previously expected levels. We intend to revisit guidance as soon as practicable once world political and health issues subside and we have clearer visibility of future transaction levels.”

Navigant International Reports First Quarter Results, 4/29/03	page 3

Navigant previously expected second quarter revenues of $98.0 million, EBITDA of $18.5 million and diluted earnings per share of $0.53.

Conference Call Information – 11:00 a.m. EDT, Tuesday, April 29, 2003

The conference call number is 800-240-7305. Please call 10 minutes in advance to ensure that you are connected prior to the presentation. A live Webcast of the call will be available on www.companyboardroom.com (requires a Windows Media Player).

Following its completion, a replay of the call can be accessed for two weeks by dialing 303-590-3000. The access code for the replay is 535626#. Replays of the Webcast will be available for 30 days at www.companyboardroom.com.

About Navigant International, Inc.

Denver-based Navigant International, Inc. is the second largest travel management business services provider in North America serving corporate, government, military, leisure, and meetings and incentive clients. The Company’s “bricks and clicks” end-to-end travel solutions include corporate travel pattern analysis and ReportFLYR™ powered reporting tools; travel policy development; consulting on cost saving opportunities; airline ticket, hotel and car rental reservations; meeting and convention planning; and leisure travel products. With more than $4 billion in annual gross airline ticket sales, the Company currently employs more than 4,300 Associates and has operations in more than 1,300 locations in 19 countries and U.S. territories. Navigant’s shares are traded on the NASDAQ National Market under the ticker symbol “FLYR.” For more information on the Company, visit www.navigant.com.

This news release contains forward-looking statements, including statements about the Company’s growth strategies and opportunities, the integration of prior or potential future acquisitions, and general industry or business trends or events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors described in the Company’s report on Form 8-K, dated January 21, 1999, and the risk factors detailed from time to time in the Company’s SEC reports, including the reports on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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(financial tables follow)

Navigant International Reports First Quarter Results, 4/29/03	page 4

Navigant International, Inc.

Consolidated Statement of Income

(In thousands, except per share amounts)

	Three Months Ended
	March 30, 2003 (Unaudited)	March 31, 2002 (Unaudited)
Revenues	$88,905	$93,550
Operating expenses	47,884	52,603
Gross profit	41,021	40,947

General and administrative expenses	28,285	27,520
Depreciation expense	2,676	2,288

Operating income	10,060	11,139

Interest expense, net and other	3,266	4,199
Income before provision for income taxes	6,794	6,940

Provision for income taxes	2,547	2,603
Net income	$4,247	$4,337

EBITDA	$12,736	$13,427

Net income per share:

Basic net income per share	$0.30	$0.32

Diluted net income per share	$0.30	$0.31

Weighted average shares outstanding:
Basic	14,032	13,550

Diluted	14,265	14,058

Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles, the Company believes that it may be useful to an investor in evaluating its performance. However, investors should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of the above EBITDA figures can be made by deducting General and Administrative Expenses from the Company’s Gross Profit as in the table below.

	Three Months Ended
	March 30, 2003	March 31, 2002
Gross Profit	$41,021	$40,947
Deduct: General and administrative expenses	28,285	27,520
EBITDA	$12,736	$13,427

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